EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is executed on the 30th day of April, 2020 (the “Effective Date”), by and between Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and John Temperato (the “Executive”). The Executive and the Company may be referred to herein as a “Party” or collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization made and entered into as of October 6, 2019, as amended December 17, 2019, by and among the Company, INNT Merger Sub 1 Ltd. (“Merger Sub”), RDD Pharma Ltd. (“RDD”) and OrbiMed Israel Partners, Limited Partnership, as of the Effective Date, Merger Sub merged with and into RDD, with RDD continuing as the surviving corporation and a direct wholly-owned subsidiary of the Company;
WHEREAS, Executive was previously employed by RDD as Chief Executive Officer; and
WHEREAS, the Company wishes to employ the Executive, and the Executive desires to accept employment with the Company, upon the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
1.Employment. As of the Effective Date, the Company hereby employs the Executive and the Executive hereby accepts employment as the Chief Executive Officer of the Company upon the terms and conditions of this Agreement. The Executive shall report to the Board of Directors of the Company (the “Board”).

2.Duties.

(a)     The Executive shall faithfully perform all duties of the Company related to the position or positions held by the Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws of the Company related to the position or positions held by the Executive and all additional duties that are prescribed from time to time by the Board. The Executive shall devote the Executive’s full time and attention to the performance of the Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that the Executive, subject to the Executive’s obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services and, with the written prior consent of the Company, serve on outside boards of directors for non-profit or for-profit corporations. The Executive shall comply with all written Company policies, standards, rules and regulations (the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

(b)    Executive’s base of operations shall be the Company headquarters in Raleigh, North Carolina.

3. Term. The term of this Agreement shall continue until terminated by either party as set forth in Section 5 of this Agreement (the “Term”).

4. Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a)     Base Salary. Executive shall be paid an annual salary in the amount of four hundred fifty thousand dollars ($450,000), less applicable withholdings, which shall be payable in accordance with the then-current payroll schedule of the Company (the “Base Salary”). The Executive’s salary will be reviewed periodically and may be increased from time to time by the Company at its discretion.

(b)     Bonuses. Executive shall be eligible to participate in any bonus or similar incentive plan adopted by the Company as approved by the Board for executives at Executive’s level, based on a target of 40% of Executive’s Base Salary. The amount awarded, if any, to the Executive under any bonus or incentive plan shall be in the discretion of the Board or any committee administering such plan. Executive’s bonus, if any, shall be subject to the terms and conditions of any plan or program adopted or approved by the Board. Any bonus earned hereunder shall be paid no later than 2-1/2 months after the end of the calendar year in which it is earned. For calendar year 2020, Executive’s bonus shall be prorated to reflect the portion of such year that Executive was actually employed by the Company. Executive must be employed as of December 31 of any calendar year to be eligible for a bonus under this Section 4(b).

(c)     Equity. Executive shall be eligible to participate in any equity compensation plan or similar program adopted by the Company, including but not limited to plans under which Executive may be granted Restricted Stock Units (“RSUs”) of the Company. The amount awarded, if any, to the Executive under any such plan shall be in the discretion of the Board or any committee authorized to administer such plan and shall be subject to the terms and conditions of any plan or program adopted or approved by the Board and the applicable award agreement. Subject to the approval of the Board, the Company will make an initial grant to Executive of one million (1,000,000) options to purchase shares of the Company’s common stock of the Company with an exercise price equal to fair market value at the time of grant (the “Options”). The Options shall be granted as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the maximum extent permitted under the law and the Company’s equity compensation plan. Such grant will be effective when made, and shall be subject to terms and conditions to be imposed by the Board under its plans or programs, which will be documented in an award agreement, which terms the parties anticipate will include, among other things, vesting of twenty-five percent (25%) upon grant, with the remainder vesting in equal monthly installments the following four (4) year period conditioned upon Executive’s continued employment with the Company.

(d)     Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(e)     Paid Time Off. The Executive shall be entitled to four (4) weeks of paid time off per calendar year (“PTO”) to be taken in accordance with the Company’s standard PTO policies.

(f)     Business Expenses. The Company will reimburse Executive for reasonable travel, entertainment, office and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Provided, however, that the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

5.Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)     Termination by the Executive. The Executive may terminate this Agreement and Executive’s employment by the Company:

(i)     for “Good Reason” (as defined herein). For purposes of this Agreement, “Good Reason” shall mean, the existence, without the consent of the Executive, of any of the following events: (A) the Executive’s duties and responsibilities are substantially reduced or diminished; (B) the Executive’s base salary is reduced by more than fifteen percent (15%) from the level prior to such reduction, except for an across the board reduction in base salary for all similarly situated executives; (C) the Company materially breaches its obligations under this Agreement; or (D) the Executive’s place of employment is relocated by more than fifty (50) miles. In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason,” the Executive must (X) inform the Company of the existence of the event within ninety (90) days of the initial existence of the event, after which date the Company shall have no less than thirty (30) days to cure the event which otherwise would constitute “Good Reason” hereunder and (Y) the Executive must terminate employment with the Company for such “Good Reason” no later than thirty (30) days after the initial existence of the event which prompted the Executive’s termination.

(ii)     other than for Good Reason, upon thirty (30) days’ notice to the Company.

(b)     Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or personal representative):

(i) at any time and for any reason;

(ii)     upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;

(iii)     if the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. In any event, the Company will comply fully with the applicable provisions of the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, and any similar applicable law. For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that: (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, with or without reasonable accommodation, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement; or

(iv)     for Cause (as defined herein). “Cause” shall be determined by the Company and shall mean:
A. Any material breach of the terms of this Agreement by the Executive, or the material failure of the Executive to diligently perform the Executive’s duties for the Company or the Executive’s material failure to achieve his or her objectives specified by the Board; provided, however, that the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)(A) and a period of twenty (20) business days in which to cure such grounds;

B. The Executive’s unauthorized use of the Company’s tangible or intangible property (excluding incidental use) or Executive’s breach of the Proprietary Information Agreement (as defined herein) or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation;

C. Any material failure to comply with material Company Policies, applicable government laws, rules and regulations and/or directives of the Board;

D. The Executive’s illegal use or abuse of any controlled substance, or the Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement;

E. Any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

F. The Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

G. Any knowing and intentional adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

(c) Obligations of the Company Upon Termination.

(i)     Upon the termination of this Agreement: (A) by the Executive pursuant to paragraph 5(a)(ii); or (B) by the Company pursuant to paragraph 5(b)(ii), (iii), or (iv) the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable.

(ii)     Upon termination of this Agreement: (A) by the Executive pursuant to paragraph 5(a)(i); or (B) by the Company pursuant to paragraph 5(b)(i); and provided in either case that the Executive first executes and does not revoke a release agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than sixty (60) days after the date of termination (the “Release”):

A.     the Company shall pay the Executive an amount of severance equal to twelve (12) months of Executive’s then-current Base Salary (less all applicable deductions) over the twelve (12) month period immediately following the termination date in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release (with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date);

B.     the Company shall pay the Executive a prorated amount of Executive’s target bonus for the year in which such termination occurs, if any, in accordance with and subject to Section 4(b); and

C.     the Company shall accelerate the vesting of Executive’s unvested Options and RSUs, if any, that were scheduled to vest in the twelve (12) month period immediately following the date of such termination.

6.Proprietary Information Agreement. The terms of the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement by and between the Company and the Executive, entered into simultaneously herewith (the “Proprietary Information Agreement”) and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation between the Company and the Executive, are hereby incorporated by reference and are a material part of this Agreement.

7. Representations and Warranties.

(a)    The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b)    The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

8. Indemnification.

(a)    By the Employee. The Executive shall indemnify and hold harmless the Company, its directors, officers, stockholders, agents, and employees against all claims, costs, expenses, liabilities, and lost profits, including amounts paid in settlement, incurred by any of them as a result of Executive engaging in actions that constitute Cause under Section 5(b)(iv) of this Agreement or the breach by the Executive of any provision of Section 6 and/or 7 of this Agreement.

(b)    By the Company. The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts, intentional or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Proprietary Information Agreement.

9. Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when:

(a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company President with receipt acknowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed:

If to the Company:
Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
Attn: Chief Financial Officer

If to Executive:
John Temperato
9900 Cape Scott Court
Raleigh, NC 27614
10. Effect. This Agreement may be assigned by the Company to its successors in interests. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and Executive’s personal representatives.

11. Entire Agreement. This Agreement and the Proprietary Information Agreement and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same.

12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13. Amendment and Waiver. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. No provision of this Agreement may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

14. Section 409A Matters. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. Without limiting the generality of the above:

(a)     For clarity, the severance benefits specified in this Agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A. The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(b)     To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(c)     To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish the Executive’s entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which the Executive’s employment terminated unless another time period is applicable. To the extent required by Section 409A, any portion of the severance benefits payable to Executive under Section 5(c)(ii) that are contingent on the Executive’s execution and non- revocation of the Release and that could be paid in the calendar year in which Executive terminates employment or in the immediately following calendar year, depending on when the Release becomes effective shall be paid on the first payroll date in such immediately following calendar year or such later date required by Section 5(c)(ii) (with all remaining payments of such severance benefits to be paid as if no such delay had occurred).

(d)     If the Executive is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of Employee’s “separation from service” as defined in Section 409A, or (ii) the date of Employee’s death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.

(e)     The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend this Agreement as may be necessary or advisable to permit the Agreement to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.

15. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have perso nal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

16. Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the state or federal courts located in Wake County, North Carolina. Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

18. Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE: /s/ John Temperato John Temperato	COMPANY: INNOVATE BIOPHARMACEUTICALS, INC. By: /s/ Edward J. Sitar Name: Edward J. Sitar Title: Chief Financial Officer